Exhibit 99.1
For Immediate Release
SPANISH BROADCASTING SYSTEMS, INC.
RECEIVES NASDAQ NOTIFICATION
Coconut Grove, FL — August 22, 2008 — Spanish Broadcasting System, Inc. (the “Company” or “SBS”) (NASDAQ: SBSA), today announced that on August 20, 2008, the Company received a written deficiency notice (the “Notice”) from the Nasdaq Stock Market (“NASDAQ”), stating that the Company was not in compliance with the minimum bid price rule contained in Nasdaq Marketplace Rule 4450(b) (the “Minimum Bid Price Rule”) because the bid price per share of the Company’s common stock closed below $1.00 per share for 30 consecutive business days. The Notice also stated that in accordance with Nasdaq Marketplace Rule 4450(e)(2), the Company will be provided 180 calendar days, or until February 17, 2009, to regain compliance with the Minimum Bid Price Rule. To regain compliance with the Minimum Bid Price Rule the closing bid price of the Company’s common stock must remain at or above $1.00 per share for at least 10 consecutive business days.
The Company intends to use all reasonable efforts to maintain the listing of its common stock on the Nasdaq Global Market, but there can be no guarantee that the Company will regain compliance with the continued listing requirements.
About Spanish Broadcasting System, Inc.
Spanish Broadcasting System, Inc. is the largest publicly traded Hispanic-controlled media and entertainment company in the United States. SBS owns and/or operates 21 radio stations located in the top Hispanic markets of New York, Los Angeles, Miami, Chicago, San Francisco and Puerto Rico, including the #1 Spanish-language radio station in America, WSKQ-FM in New York City, as well as 4 of the Top 8 rated radio stations airing the Tropical, Mexican Regional, Spanish Adult Contemporary and Hurban format genres. The Company also owns and operates Mega TV, a television operation serving the South Florida market, owns and operates a station in Miami-Ft. Lauderdale DMA (WSBS) Ch. 22, and an affiliate in West Palm Beach, Fl (Ch. 57/Comcast 231). Mega TV also has national distribution in the US through DirecTV Más (Ch. 405). The channel can also be seen in Puerto Rico on DIRECTV (Ch. 169), and through affiliate WSJU (Ch. 30). SBS also produces live concerts and events throughout the U.S. and Puerto Rico. In addition, the Company operates www.LaMusica.com, a bilingual Spanish-English online site providing content related to Latin music, entertainment, news and culture. The Company’s corporate Web site can be accessed at www.spanishbroadcasting.com.

Contacts:
Analysts and Investors	Analysts, Investors or Media
Joseph A. Garcia	Joseph Kessler
Chief Financial Officer, Chief Administrative Officer,	Brainerd Communicators, Inc.
Senior Executive Vice President And Secretary	(212) 986-6667
(305) 441-6901